Company Contact:	The Investor Relations Company:
Paul A. Brown, M.D., Chairman	Brien Gately
(561) 478-8770, Ext. 123	(847) 296-4200
HearUSA COMPLETES PLACEMENT OF
7% SUBORDINATED NOTES AND WARRANTS
West Palm Beach FL, Aug. 22, 2005 — HearUSA, Inc. (AMEX: EAR) announced today that it has completed a private placement of $5.5 million aggregate face amount of 7% Subordinated Notes and warrants to purchase up to approximately 1.5 million shares of its common stock to a group of investors arranged by C. E. Unterberg, Towbin. The Company intends to use the net proceeds from the placement to redeem all of the Company’s 1998-E Series Convertible Preferred Stock.
“The proceeds from the issuance of these notes will strengthen our balance sheet and allow us to avoid significant dilution of our common stock from conversions of the 1998-E Series Convertible Preferred,” said Stephen J. Hansbrough, President and CEO.
The 7% Subordinated Notes have a three-year term and will be amortized quarterly over the three year period. Interest on the notes is payable quarterly in arrears, after prepaying interest for the first four months.
Purchasers of the notes received warrants to purchase an aggregate of approximately 1.5 million shares of HearUSA common stock, 25% of which will be forfeited by the investors in the event the Company prepays the Notes prior to December 31, 2005. There is no prepayment penalty. The exercise price of the warrants is $2.00 per share. The warrants have a duration of five years and will expire on the fifth anniversary of the closing date. The Company has agreed to file a resale registration statement covering the resale of the shares underlying the warrants.
“This transaction provides us with greater financial flexibility as we continue to pursue our strategy for growth,” said Paul A. Brown, M.D., founder and Chairman. “We have built a solid foundation and are now able to focus to a greater extent on generating growth and shareholder value. This transaction is another step toward those objectives.”
About HearUSA
 HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. The company-owned centers are located in

California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri and the province of Ontario Canada. In addition, the company has a network of approximately 1,400 affiliated audiologists in 49 states. For further information, click on “investor information” at HearUSA’s website www.hearusa.com.
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